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                                                                   EXHIBIT 99.4

                OFFER TO EXCHANGE EACH OUTSTANDING COMMON SHARE
          (INCLUDING THE ASSOCIATED PREFERENCE SHARE PURCHASE RIGHTS)

                                      OF

                                  ADT LIMITED

                                      FOR

                          $7.50 NET PER SHARE IN CASH

                                      AND

                            $15.00 OF COMMON STOCK
                            (SUBJECT TO ADJUSTMENT)

                                      OF

                            WESTERN RESOURCES, INC.



   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
      , 1997 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

  Enclosed for your consideration are the Prospectus dated      , 1997 (the
"Prospectus") and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Western Resources, Inc., a Kansas corporation ("Western Resources"), to exchange $7.50 net in cash and a number of shares of common stock, par value $5.00 per share, of Western Resources (the "Western Resources Common Stock") equal to the Exchange Ratio (as defined in the Prospectus) for each outstanding common share, par value $0.10 per share (each, a "Share" and collectively, the "Shares"), of ADT Limited, a company incorporated under the laws of Bermuda ("ADT"), including the associated preference share purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 6, 1996, between ADT and Citibank, N.A., New York branch, as Rights Agent, upon the terms and subject to the conditions set forth in the Offer. Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition (as defined in the Prospectus) has been satisfied or waived. Unless the ADT Distribution Date (as defined in the Prospectus) occurs, a tender of Shares will constitute a tender of the associated Rights.

  Shareholders whose certificates evidencing Shares ("Share Certificates") (and Rights, if applicable ("Rights Certificates") are not immediately available or who cannot deliver their Share Certificates and, if applicable, Rights Certificates, and all other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer to the Exchange Agent's account at a Book-Entry Transfer Facility (as defined in "The Offer-- Exchange of Shares; Delivery of Western Resources Common Stock and Cash Consideration" in the Prospectus) on a timely basis and who wish to tender their Shares (and Rights, if applicable) must do so pursuant to the guaranteed delivery procedure described in "The Offer--Procedure for Tendering" in the Prospectus. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

  THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES (AND RIGHTS, IF APPLICABLE) HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES (AND RIGHTS, IF APPLICABLE) HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES (AND RIGHTS, IF APPLICABLE) CAN
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BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.
THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES (AND RIGHTS, IF APPLICABLE) HELD BY US FOR YOUR ACCOUNT.

  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares (and Rights, if applicable) held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Please note the following:

    1. Western Resources is offering to acquire each outstanding Share (and associated Right, if applicable) in exchange for a number of shares of Western Resources Common Stock equal to the Exchange Ratio and the Cash Consideration (each as defined in the Prospectus).

    2. The Offer is being made for all of the outstanding Shares (and associated Rights, if applicable).

    3. The Offer and withdrawal rights will expire at 5:00 p.m., Eastern
  time, on      , 1997, unless the Offer is extended.

    4. The Offer is conditioned upon, among other things, the Minimum Tender Condition, the Western Resources Shareholder Approval Condition, the ADT Shareholder Approval Condition, the Rights Plan Condition, the ADT Bye-Law Condition, the Republic Warrant Condition and the Regulatory Approval Condition (in each case as defined in the Prospectus). See "The Offer-- Conditions of the Offer--Minimum Tender Condition," "--Western Resources Shareholder Approval Condition," "--ADT Shareholder Approval Condition," "--The Rights Plan Condition," "--The ADT Bye-Law Condition," "--The Republic Warrant Condition," "--Regulatory Approval Condition" and "-- Certain Other Conditions of the Offer" in the Prospectus.

    5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

  The Offer is made solely by the Prospectus, dated      , 1997, and the
related Letter of Transmittal and any amendments thereto and is being made to all holders of Shares (and Rights, if applicable). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares (and Rights, if applicable) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Western Resources may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares (and Rights, if applicable) in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Western Resources by Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Chase Securities Inc., as Dealer Managers, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares (and Rights, if applicable), please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares (and Rights, if applicable), all such Shares (and Rights, if applicable) will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER SHARES (AND RIGHTS, IF APPLICABLE) ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.